North America Structured Investments  3yr NDX/RTY/SPX Auto Callable Accelerated Barrier Notes  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.  Summary of Terms  Issuer:   JPMorgan Chase Financial Company LLC  Guarantor:   JPMorgan Chase & Co.  Minimum Denomination:   $1,000  Underlyings:   Nasdaq-100 Index ® , Russell 2000 ®   Index and S&P 500 ®   Index  Upside Leverage Factor:   2.00  Barrier Amount :   With respect to each Underlying, 70.00% of its Initial Value  Pricing Date:   April 30, 2026  Review Dates :   Annually  Final Review Date :   April 30, 2029  Maturity Date:   May 3, 2029  CUSIP:   46660RQN7  Preliminary Pricing Supplement:   http://sp.jpmorgan.com/document/cusip/46660RQN7/doctype/Product_Termsheet/document.pdf  Estimated Value:   The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  Automatic Call  If the closing value of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000   plus   (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.  If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value of each Underlying is greater than its Initial Value. Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Least Performing Underlying.  Review Date   Call Value   Call Premium*  First   100.00% of the Initial Value   At least 17.10%  Second   100.00% of the Initial Value   At least 34.20%  Payment At Maturity  If the notes have not been automatically called and the Final Value of each Underlying is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Least Performing Underlying Return × Upside Leverage Factor)  If the notes have not been automatically called and the Final Value of any Underlying is equal to or less than its Initial Value but the Final Value of each Underlying is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity.  If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Least Performing Underlying Return)  If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.  Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity**  Least Performing Underlying Return at Review Date  Total Return at First Review Date*  Total Return at Second Review Date*  Total Return at Maturity if not Automatically Called  100.00%   17.10%   34.20%   200.00%  80.00%   17.10%   34.20%   160.00%  40.00%   17.10%   34.20%   80.00%  20.00%   17.10%   34.20%   40.00%  10.00%   17.10%   34.20%   20.00%  0.00%   17.10%   34.20%   0.00%  -0.01%   N/A   N/A   0.00%  -5.00%   N/A   N/A   0.00%  -10.00%   N/A   N/A   0.00%  -20.00%   N/A   N/A   0.00%  -30.00%   N/A   N/A   0.00%  -30.01%   N/A   N/A   -30.01%  -40.00%   N/A   N/A   -40.00%  -50.00%   N/A   N/A   -50.00%  -60.00%   N/A   N/A   -60.00%  -80.00%   N/A   N/A   -80.00%  -100.00%   N/A   N/A   -100.00%  N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date.  * Reflects a Call Premium of 17.10% per annum. The Call Premium will be determined on the Pricing Date and will not be less than 17.10% per annum.  ** The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

North America Structured Investments  3yr NDX/RTY/SPX Auto Callable Accelerated Barrier Notes  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  Selected Risks  ●   Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.  ●   Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  ●   If the notes are automatically called, the appreciation potential of the notes is limited to the applicable Call Premium Amount paid on the notes.  ●   You are exposed to the risk of decline in the value of each Underlying.  ●   Your payment at maturity will be determined by the Least Performing Underlying.  ●   The benefit provided by the Barrier Amount may terminate on the final Review Date.  ●   The automatic call feature may force a potential early exit.  ●   No interest payments, dividend payments or voting rights.  ●   JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ®   Index.  ●   The notes are subject to the risks associated with small capitalization stocks with respect to the Russell 2000 ®   Index.  ●   The notes are subject to risks associated with non-U.S. securities with respect to the Nasdaq-100 Index ® .  ●   As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.  Selected Risks (continued)  ●   The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  ●   The estimated value of the notes is determined by reference to an internal funding rate.  ●   The estimated value of the notes does not represent future values and may differ from others’ estimates.  ●   The value of the notes, which may be reflected in customer account statements, may be higher than the then-current estimated value of the notes for a limited time period.  ●   Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as "JPMS"), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.  ●   Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines.  ●   The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.  Additional Information  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-270004 and 333-270004-01